EXHIBIT 12

                                           COMPUTATION OF RATIO OF
                                          EARNINGS TO FIXED CHARGES
                                                  UNAUDITED

                                                       For the Twelve                 Fiscal Year Ended September 30
                                                       Months Ended    ---------------------------------------------------------
                                                       June 30, 1998          1997        1996        1995      1994      1993
                                                      --------------------------------------------------------------------------
EARNINGS:

Income Before Interest Charges and Minority Interest
     in Foreign Subsidiaries (2)                            $115,130        $169,783    $159,599    $128,061  $127,885  $125,742
Allowance for Borrowed Funds Used in Construction                142             346         205         195       209       174
Federal Income Tax                                            61,707          57,807      55,148      30,522    36,630    21,148
State Income Tax                                               7,271           7,067       7,266       4,905     6,309     2,979
Deferred Inc. Taxes - Net (3)                                (44,933)          3,800       3,907       8,452     4,853    16,919
Investment Tax Credit - Net                                     (623)           (665)       (665)       (672)     (682)     (693)
Rentals (1)                                                    4,874           5,328       5,640       5,422     5,730     5,621
                                                      --------------------------------------------------------------------------
                                                            $143,568        $243,466    $231,100    $176,885  $180,934  $171,890
                                                      ==========================================================================
FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                   $48,980         $42,131     $40,872     $40,896   $36,699   $38,507
Interest on Commercial Paper and
   Short-Term Notes Payable                                   10,840           8,808       7,872       6,745     5,599     7,465
Other Interest (2)                                            16,954           4,502       6,389       4,721     3,361     4,727
Rentals (1)                                                    4,874           5,328       5,640       5,422     5,730     5,621
                                                      --------------------------------------------------------------------------
                                                             $81,648         $60,769     $60,773     $57,784   $51,389   $56,320
                                                      ==========================================================================
RATIO OF EARNINGS TO FIXED CHARGES                              1.76            4.01        3.80        3.06      3.52      3.05


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve months ended June 30, 1998 and, fiscal 1997, 1996, 1995, 1994 and 1993 reflect the reclassification of $1,716, $1,716, $1,716, $1,716,
       $1,674 and $1,374 representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.